UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: May 2, 2012

(Date of earliest event reported)

GOLDRICH MINING COMPANY

(Exact name of registrant as specified in its charter)

Commission File Number: 001-06412

_____________________________________

Alaska	91-0742812
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2607 Southeast Blvd, Suite B211

Spokane, Washington  99223

(Address of principal executive offices, including zip code)

(509) 535-7367

(Registrant’s telephone number, including area code)

 Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

Definitive Agreement Signed with NyacAU, LLC

On May 2, 2012, Goldrich Mining Company (“Goldrich” and “the Registrant”), through its wholly owned subsidiary, Goldrich Placer, LLC (“Goldrich Placer”), signed a definitive Operating Agreement (the “Agreement”) to create a joint-venture company with NyacAU, LLC, a subsidiary of Nyac Gold, LLC (collectively “Nyac”). As part of the Agreement, Goldrich Placer and Nyac formed a 50:50 joint venture, Goldrich NyacAU Placer, LLC (“GNP”), to operate the Chandalar placer mines, with Nyac acting as managing partner. Once all loans have been repaid and working capital and budgeted reserves have been established, profits from the placer production will be paid out on a 50:50 basis to each of GNP’s partners. Under the terms of the Agreement, Nyac will provide a funding package of loans and equity that, subject to the timing of production, are estimated to total approximately $8.5 million and Goldrich contributed, through Goldrich Placer, a lease to all its right, title and interest with respect to placer gold mining on its Chandalar property.  The Agreement covers production from all placers on Goldrich’s Chandalar property including, but not limited to, Little Squaw Creek, Big Squaw Creek, Big Creek and Tobin Creek, as well as all future properties within two miles of these claims or within the creek drainages to their termination that come from the Chandalar claim block.

Nyac’s contribution funding package includes an effectively non-interest bearing loan, to GNP, sufficient in amount to bring the placers at Chandalar into commercial production. This amount is currently estimated to total $7.2 million, subject to timing of production, consisting of approximately $3.6 million for start-up costs, $2.4 million for capital expenditures for mining equipment as well as $1.2 million for lease/purchase payments of mining equipment to Goldrich. The loan will earn interest at the applicable short-term federal rate, currently 0.25%, but is effectively a non-interest bearing loan as Goldrich Placer will receive a special payment from the joint venture equal to the interest paid to Nyac on this loan. Nyac will also advance Goldrich $0.95 million at the greater of prime plus 2% or 10% interest for direct drilling costs with Blackrock Drilling, a drilling company in which the owners of Nyac have a majority interest. The loan for drilling costs will be secured by an interest over the placer gold production from the Chandalar properties. This loan will be advanced in the form of payment by Nyac of costs incurred by the drilling company. The balance of the funding package, $0.35 million, was provided by an equity financing for the purchase of common stock from Goldrich, J. Michael James, the manager and principal of Nyac. The price per share in the equity financing was the 90-day weighted volume average price of Goldrich common stock on the last business day proceeding the signing of the Agreement, which was $0.148 per share.  The loans are to be repaid from future production. (See Goldrich press release on April 4, 2012). No advances of loaned amounts occurred concurrent with the closing.

Goldrich also granted to GNP the right to exercise its option to purchase the 2% royalty interest in certain of the mining claims and interest covered by the placer claims at the Chandalar property covered by the Agreement. Payment of the purchase price of $0.25 million for the royalty interest will be deemed a loan to GNP from Nyac. The loan would carry interest at the greater of prime plus 2% or 10% and would be repaid from Goldrich Placer’s portion of production. Goldrich would also have the exclusive right to purchase back the royalty at any time. The royalty would be extinguished upon payback of the loan or purchase by Goldrich.

The Agreement contains provisions permitting Goldrich to conduct exploration activities regarding its lode claims at the Chandalar property.  In the event the lode exploration activities are such that the activities substantially interfere with placer operations for more than 30 days or effectively prevent GNP from recovery of placer gold in an area of the claims, then Goldrich or its designee shall provide notice of a withdrawal of claims under the Agreement and GNP will be compensated for the loss of such portion of the claims as provided for in the Agreement.

GNP is subject to certain minimum production requirements beginning in the year 2015. The minimum production requirement for 2015 is a quantity sufficient to distribute 1,500 ounces of gold to Goldrich Placer, after the allocation of revenue to operating expenses, payment of loans to Nyac, distributions for mining license taxes and production royalties, reserves. The minimum production requirements for 2016 and each year thereafter is a quantity sufficient to distribute 1,500 ounces of gold to each of the parties (3,000 ounces total) after allocation of revenue as required by the Agreement.  If those production requirements are not met, then the minimum production requirements for the year shall be averaged for the years 2015, 2016 and 2017.  If GNP has produced sufficient gold based on a three-year rolling average to meet the total distribution requirement of 4,500 ounces to Goldrich Placer by the end of the 2017 season or sooner, GNP shall be deemed to have met such requirements for each year.  Thereafter, the annual minimum production requirement is deemed met if GNP meets the total distribution requirement based on an average of a minimum of 1,500 ounces to each member over a rolling three-year period.  In the event the price of gold falls below $1,500 per ounce, as established by the London PM on December 1 of each year for the years in which minimum production is required, then the annual minimum production requirement of 1,500 ounces as described above will be reduced by 100 ounces for each $100 per ounce decrease in the price, to the minimum price of $1,000 per ounce for that year.  If GNP has not met the minimum production requirements by the end of the 2017 season, then GNP may be dissolved and wound up as provided for in the Agreement.

Concurrent with signing the Agreement, Goldrich formed Goldrich Placer  and entered into a Lease Agreement (the “Lease”) with Goldrich Placer for the exclusive right and license to explore for, develop, mine and control all placer gold located on or extracted from all of Goldrich’s mining claims at its Chandalar property. The Lease also includes an assignment of rights, title, interest responsibilities and obligations under the lease to GNP. The Lease shall continue until the cessation of operations, as defined in the Lease, or dissolution of GNP. The annual payment to Goldrich under the Lease is ten dollars ($10 US), with mining activities disbursed to the GNP partners on a 50:50 basis as described in the Operating Agreement. Under terms of the operating agreement, GNP must also meet minimum investment and production requirements.

Item 3.02

Unregistered Sale of Equity Securities.

Pursuant to the signing of the Agreement with Nyac  Gold on May 2, 2012, Goldrich issued to Dr. J. Michael James, who is owner and manager of Nyac, 2,364,865 common shares with a market value of $0.35 million. The price per share in the equity financing was the 90-day weighted volume average price of Goldrich stock on the last business day proceeding the signing of the Agreement, which was $0.148 per share. Goldrich also issued 300,000 five-year stock options at an exercise price of $.20 per share from Goldrich’s employee stock incentive program to Dr. J. Michael James.

The common shares and options were placed within the United States solely to an “accredited investor” as defined in Rule 501(a) of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D.  In determining the availability of this exemption, the Registrant relied on representations made by the investor in the subscription agreement pursuant to which the securities were purchased under the private placement.

Item 7.01

Regulation FD Disclosure.

Goldrich reports that GNP has successfully completed mobilizing the mining equipment needed to begin mining operations this summer at Chandalar, Alaska.

The equipment was delivered over a 90-mile winter trail by GNP contractors. In addition to equipment, provisions for a 30-man camp were delivered, including a water system, kitchen/mess hall, and recreation facilities. The total investment in equipment mobilized to site, including equipment previously purchased by Goldrich, now exceeds $5 million. Subject to permitting, preparation for mining is expected to begin in June 2012. Production is anticipated to begin by June 2013, although it may begin as early as the summer of 2012. Eventual production of approximately 10,000 ounces of fine gold per season is anticipated, but this could be significantly increased if a second gold recovery plant is put into production. Goldrich has not defined a mineral reserve according to SEC Industry Guide 7 criteria. However, based on drilling of the placer to date and the anticipated production rate, Goldrich estimates the mine life will be approximately 25 years and believes this may also be significantly extended with additional drilling.

A copy of the May 7, 2012 press release is attached as Exhibit 99.3 and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in Item 7.01 of this Current Report, including Exhibit 99.3 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“the Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits

Exhibit No.

Description

10.1

Operating Agreement with NyacAU LLC

10.2

Lease Agreement with Goldrich NyacAU Placer LLC

99.1

Press Release, May 7, 2012.*

       * Furnished to, not filed with, the SEC pursuant to Item 7.01 above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDRICH MINING COMPANY (Registrant)
Dated: May 9, 2012	By:	/s/ Ted R. Sharp
Ted R. Sharp Chief Financial Officer